EXHIBIT 99.1

News Release

Connecticut Water Service, Inc. Announces

Proposed Offering of Common Stock

Clinton, Connecticut, December 11, 2012 — Connecticut Water Service, Inc. (NASDAQ: CTWS) (the “Company”) announced today that it intends to offer to the public 1,475,000 shares of common stock under its existing shelf registration statement. The underwriters will have a 30-day option to purchase an additional 221,250 shares of common stock to cover over-allotments, if any. The offering price of the shares will be determined by market conditions at the time of pricing, in consultation with the underwriters.

Wells Fargo Securities will serve as sole book-runner for the offering. Baird, Janney Montgomery Scott, Boenning & Scattergood, Inc., Brean Capital and Ladenberg Thalmann & Co. Inc. will serve as co-managers for the offering.

The Company intends to use the net proceeds from this offering to reduce the balance of its short-term borrowings and for other general corporate purposes.

The securities described above are being offered by the Company pursuant to a “shelf” registration statement (including a prospectus) previously filed with and declared effective by the Securities and Exchange Commission (SEC) on July 26, 2012. A prospectus supplement has been filed with the SEC in connection with the offering, which, together with the accompanying prospectus, may be obtained by sending a request to Wells Fargo Securities—Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, telephone: (800) 326-5897 or email: cmclientsupport@wellsfargo.com. Before you invest, you should read the prospectus supplement and accompanying prospectus, the registration statement, and the other documents that the Company has filed with the SEC for more complete information about the Company and this offering. Investors may obtain these documents for free by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Connecticut Water

Connecticut Water Service, Inc. provides regulated and unregulated water utility services in Connecticut and Maine through its operating water utility and unregulated subsidiaries. For additional information regarding Connecticut Water Service, Inc. visit our website at www.ctwater.com or call (860) 669-8636.

News media contacts:

David C. Benoit Vice President – Finance, Chief Financial Officer and Treasurer Connecticut Water Service, Inc. 93 West Main Street Clinton, CT 06413-1600 (860) 664-6030	Daniel J. Meaney, APR Director of Corporate Communications Connecticut Water Service, Inc. 93 West Main Street Clinton, CT 06413-1600 (860) 664-6016